Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	April 21, 2016
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 1st QUARTER RESULTS

OAKDALE, CA–Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results. For the three months ended March 31, 2016, consolidated net income was $1,509,000, or $0.19 per diluted common share. This compared to consolidated net income of $490,000, or $0.06 per diluted common share, for the prior quarter and $1,526,000, or $0.19 per diluted common share, for the same period a year ago.

The slight decrease in net income compared to the first quarter of 2015 was primarily attributable to the $200,000 in loan loss provisions recognized during the first quarter of 2016 due to strong loan growth, compared to a $125,000 reversal of loan loss provisions associated with an impaired loan pay-off during the first quarter of last year. This loan pay-off also resulted in a $193,000 one-time recovery of impaired loan expenses. To a lesser extent, merger related expenses in connection with the Mother Lode Bank acquisition completed in December 2015 totaling $58,000 were recorded in the first quarter of 2016. Each of these adverse factors were offset in part by the revenue generated from the loan and deposit accounts acquired from Mother Lode Bank, which after servicing costs and other overhead expense contributed additional net income of approximately $279,000 during the first quarter of 2016.

The increase in net income compared to the prior quarter is attributable to various factors including the decrease in one-time merger related expenses from $1,086,000 last quarter to only $58,000 in the first quarter of 2016. Additionally, the Company benefited from a full quarter of earnings from the Mother Lode Bank acquisition which closed on December 23, 2015, and therefore contributed additional net income of approximately $242,000 compared to the prior quarter.

“With the merger complete and the corresponding data systems being successfully integrated in mid-April, we look forward to serving our newest clients with even greater efficiency,” stated Chris Courtney, President and CEO. “Loan demand for the first quarter was solid and our commercial loan pipeline remains strong,” added Courtney.

Total assets were $905.8 million at March 31, 2016, an increase of $8.7 million over December 31, 2015 and $152.2 million over March 31, 2015. Gross loans were $568.2 million at March 31, 2016, an increase of $27.2 million from December 31, 2015, and an increase of $115.1 million over March 31, 2015. The Company’s total deposits were $822.4 million as of March 31, 2016, an increase of $7.7 million and $149.4 million from December 31, 2015 and March 31, 2015, respectively.

The balance sheet growth compared to March 31, 2015 includes acquired balances of $78.7 million in assets, including $45.8 million in gross loans, and $71.1 million in total deposits from Mother Lode Bank.

Net interest income for the three months ended March 31, 2016 was $7,542,000, compared to $6,647,000 in the prior quarter and $6,201,000 for the same period last year. The increase is mainly attributable to approximately $751,000 of additional net interest income that resulted from the acquisition of Mother Lode Bank, as well as the strong organic loan growth over the past twelve months. The net interest margin for the three months ended March 31, 2016 was 3.76%, compared to 3.62% for the prior quarter and 3.74% for the same period last year. The Company has experienced a slight decrease in loan and investment yields due to the low interest rate environment and competition, but has been able to offset this compression by shifting the asset mix from low interest earning cash balances into higher yielding loans and investments.

Non-interest expense totaled $6,187,000 for the quarter ended March 31, 2016, compared to $7,085,000 in the previous quarter and $5,099,000 in the same quarter a year ago. Compared to the prior quarter, merger expenses decreased by $1,028,000. The increase compared to the prior year is due primarily to an increase in salaries and benefits, associated with our new Sonora branch and other general operating costs needed to support the increased number of loan and deposit accounts.

Non-interest income was $1,037,000 for the quarter ended March 31, 2016, compared to $962,000 for the prior quarter and $1,027,000 for the same period last year. The increase compared to the prior periods is primarily the result of $88,000 in service charge income that was recognized in the first quarter from accounts acquired from Mother Lode Bank. This increase was offset in part by a decrease of $103,000 in one-time gains recognized on called investment securities compared to the first quarter of 2015.

As of March 31, 2016, non-performing assets were $8.8 million or 0.97% of total assets, compared to $7.9 million or 0.88% of total assets as of December 31, 2015 and $5.2 million or 0.70% of total assets as of March 31, 2015. The increase in non-performing assets compared to prior periods is due to one existing loan relationship that was placed on non-accrual status during the fourth quarter, and additional loans from the same borrower that were placed on non-accrual during the first quarter of 2016. Subsequent to March 31, 2016, the Company received proceeds that paid off the full principal amount owed from this borrower, which reduced our non-performing assets by $3.9 million in April.

The Company recorded provision for loan losses of $200,000 during the first quarter of 2016 due to the significant loan growth which decreased the allowance for loan losses to 1.33% of gross loans at March 31, 2016 compared to 1.36% at December 31, 2015 and 1.63% at March 31, 2015. The decrease in the loan loss reserve percentage compared to March 31, 2015 is primarily due to the loans acquired from Mother Lode Bank that were recorded at fair value and thus did not require a loan loss reserve.

Oak Valley Bancorp operates Oak Valley Community Bank & Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 16 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp

Financial Highlights (unaudited)

($ in thousands, except per share)	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Selected Quarterly Operating Data:	2016	2015	2015	2015	2015

Net interest income	$7,542	$6,647	$6,354	$6,200	$6,201
Provision for (reversal of) loan losses	200	-	-	-	(125)
Non-interest income	1,037	962	965	1,156	1,027
Non-interest expense	6,187	7,085	5,299	5,193	5,099
Net income before income taxes	2,192	524	2,020	2,163	2,254
Provision for income taxes	683	34	638	653	728
Net income	$1,509	$490	$1,382	$1,510	$1,526

Earnings per common share - basic	$0.19	$0.06	$0.17	$0.19	$0.19
Earnings per common share - diluted	$0.19	$0.06	$0.17	$0.19	$0.19
Dividends paid per common share	$0.12	$-	$0.11	$-	$0.100
Return on average common equity	7.68%	2.49%	7.17%	7.94%	8.22%
Return on average assets	0.67%	0.24%	0.70%	0.81%	0.82%
Net interest margin (1)	3.76%	3.62%	3.61%	3.70%	3.74%
Efficiency ratio (2)	67.46%	66.65%	66.95%	68.23%	70.56%

Capital - Period End
Book value per common share	$9.76	$9.69	$9.55	$9.43	$9.39

Credit Quality - Period End
Nonperforming assets/ total assets	0.97%	0.88%	0.65%	0.68%	0.70%
Loan loss reserve/ gross loans	1.33%	1.36%	1.55%	1.59%	1.63%

Period End Balance Sheet
($ in thousands)
Total assets	$905,750	$897,038	$793,723	$764,008	$753,552
Gross loans	568,227	541,032	477,327	463,463	453,165
Nonperforming assets	8,763	7,882	5,123	5,197	5,246
Allowance for loan losses	7,557	7,356	7,389	7,390	7,409
Deposits	822,440	814,691	712,577	683,937	672,991
Common equity	78,960	78,263	77,147	76,165	75,816

Non-Financial Data
Full-time equivalent staff	164	158	150	152	148
Number of banking offices	16	16	15	15	15

Common Shares outstanding
Period end	8,088,155	8,078,155	8,078,155	8,072,655	8,075,355
Period average - basic	8,008,602	7,996,644	7,994,857	7,992,296	7,972,225
Period average - diluted	8,051,776	8,045,090	8,040,577	8,036,691	8,024,756

Market Ratios
Stock Price	$9.27	$10.40	$9.46	$9.86	$9.86
Price/Earnings	12.27	42.78	13.79	13.01	12.70
Price/Book	0.95	1.07	0.99	1.05	1.05